**PRESS RELEASE**

 For Release April 8, 2011 at 4 P.M.

Contact: Joseph J. Bouffard
President and Chief Executive Officer
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB
(410) 248-9130

BALTIMORE COUNTY SAVINGS BANK, FSB ANNOUNCES FILING OF APPLICATION TO CONVERT TO A MARYLAND COMMERCIAL BANK CHARTER

BCSB Bancorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB (the “Bank”), today announced their application submittal to the Office of the Commissioner of Financial Regulation of the State of Maryland to convert its charter from a federally chartered savings bank to a Maryland-chartered commercial bank. BCSB Bancorp, Inc. will shortly file an application with the Federal Reserve to become a bank holding company. The charter change will not have any significant financial or regulatory impact or affect BCSB’s current activities. Subject to receiving the necessary regulatory approvals, the charter conversion is expected to be completed in the third quarter of 2011.

“Although BCSB experienced success as a federally chartered savings bank, we believe conversion to a Maryland-chartered commercial bank positions BCSB best to compete in our market and to further execute our business strategy,” commented President and Chief Executive Officer, Joseph J. Bouffard. “A Maryland commercial bank charter will be a better fit for us as we continue to transform and streamline our operations and product mix to more effectively pursue our overall objectives and provide our customers with competitive products and services.”

BCSB Bancorp, Inc. operates principally through Baltimore County Savings Bank (BCSB), which was founded in 1955 and provides community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. BCSB Bancorp, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in BCSB Bancorp, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2010.